[Dollar General Logo]

FOR IMMEDIATE RELEASE

DOLLAR GENERAL REPORTS MARCH SAME-STORE SALES UP 5.5%

GOODLETTSVILLE, Tenn. – April 12, 2007 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the March five-week period ended April 6, 2007, equaled $904.8 million, an increase of 8.7 percent over sales of $832.7 million for the five-week period ended April 7, 2006. For the five-week period, same-store sales increased 5.5 percent compared to a 2.8 percent increase in the five-week fiscal 2006 period. Each of the Company’s four major merchandise categories, including highly consumables, seasonal, basic apparel and home products, contributed to the sales increase. Excluding sales in 130 stores, which are in the process of closing as part of the Company’s store revitalization efforts, same-store sales increased 5.0 percent in the fiscal 2007 March period.

For the nine-week period ended April 6, 2007, Dollar General total retail sales increased 8.3 percent to $1.60 billion from $1.48 billion for the nine-week period ended April 7, 2006.  Same-store sales for the nine-week period increased 5.2 percent.

Potential Non-GAAP Disclosures

The Company also announced that, in connection with certain disclosures that it intends to make in connection with its previously announced proposed merger with affiliates of Kohlberg, Kravis, Roberts & Co. L.P. (“KKR”) and related financing transactions, it may make use of “non-GAAP financial measures” (as that term is defined by the Securities and Exchange Commission). The Company intends to post on its Web site, www.dollargeneral.com, reconciliations of and certain information relating to any non-GAAP financial measures that it publicly discloses.  The information will be accessible by clicking the link to “Non-GAAP Disclosures” at “Investing-Investor Overview.” This information may be updated from time to time.

Important Additional Information and Where to Find It

In connection with the proposed merger, Dollar General will file a proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain the proxy statement (when available) and other documents filed by Dollar General, free of charge, through the Investing-SEC filings section of the Company's Web site at www.dollargeneral.com or through the SEC Web site at www.sec.gov. Printed materials may be requested through the Investing-Information Requests section of the Company's Web site, or by directing such request to Dollar General Corporation, Investor Relations, 100 Mission Ridge, Goodlettsville, TN 37072 or by calling (615) 855-5528.

Participants in the Solicitation

Dollar General and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Dollar General's participants in the solicitation, which may be different than those of Dollar General shareholders generally, is set forth in Dollar General's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,288 neighborhood stores as of April 6, 2007.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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CONTACTS:

Investors:  Emma Jo Kauffman, 615-855-5525

Media: Tawn Earnest, 615-855-5209